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Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of our reports dated November 19, 1999, relating to the financial statements and financial highlights which appears in the October 31, 1999 Annual Report to Shareholders of the Latin American Equity Fund, the October 31, 1999 Annual Report to Shareholders of the Pacific Basin Equity Fund and the October 31, 1999 Annual Report to the Shareholders of the International Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
January 27, 1999